EXHIBIT 99.1

Qumu Reports Preliminary Fourth Quarter and 2020 Financial Results

Minneapolis, MN – January 25, 2021 – Qumu Corporation (Nasdaq: QUMU), a leading provider of cloud-based enterprise video technology for organizations of all sizes, today reported preliminary financial results for the fourth quarter and its full year ended December 31, 2020. The preliminary financial results for 2020 are subject to the Company’s management’s and its independent auditors’ customary audit procedures.

Fourth quarter 2020 revenue is expected to be approximately $6.9 million and full year 2020 revenue is expected to be approximately $29.1 million, representing an approximately 14.6% increase over 2019 revenue of $25.4 million and achievement of the Company’s revenue guidance of $29.0 million. For the fourth quarter 2020, subscription, maintenance and support revenue is estimated to have increased by approximately 23.1% to approximately $5.4 million from $4.4 million in the fourth quarter 2019. For the full year 2020, subscription, maintenance and support revenue is estimated to have increased by approximately 7.2% to approximately $19.6 million from $18.2 million for the full year 2019.

“In the fourth quarter, we gained momentum in the initial implementation phase of our long-term strategic roadmap and the financial results reflect traction in our efforts to grow high-margin recurring revenues,” said Qumu President and CEO TJ Kennedy. “Our outlook for 2021 demonstrates our confidence that investments in our long-term strategic roadmap will accelerate the evolution of Qumu’s SaaS-based business model and allow Qumu to capture the opportunities presented by the ongoing transformation in the way organizations drive communication.”

SaaS customer dollar value retention is expected to be approximately 92.6% at the end of fourth quarter 2020 as compared to 92.0% at the end of fourth quarter 2019.

The Company’s preliminary gross margin percentage for the fourth quarter 2020 is expected to be approximately 75.7% as compared to 68.8% for the fourth quarter 2019, with the improvement in the quarter due to a favorable sales mix and an increase in higher-margin SaaS revenue. Full year 2020 gross margin is expected to be approximately 71.3%, which is lower than 2019 gross margin of 72.2% due to a higher mix of appliance revenue primarily in the second quarter 2020, which generally carries lower margins compared to license revenue.

Net loss for the fourth quarter 2020 is expected to be between $(4.3) million and $(4.1) million. Net loss for full year 2020 is expected to be between $(9.5) million and $(9.3) million. This compares to net loss in the fourth quarter 2019 and full year 2019 of $(1.7) million and $(6.4) million, respectively. Adjusted EBITDA, a non-GAAP measure, for the fourth quarter 2020 is expected to be between $(1.2) million and $(1.0) million. Adjusted EBITDA for 2020 is expected to be between $(2.5) million and $(2.3) million. This compares to adjusted EBITDA in the fourth quarter 2019 and full year 2019 of $(1.2) million and $(2.9) million, respectively.

Net loss for 2020 was favorably impacted by higher gross profit driven by higher revenue in 2020 and lower interest expense given the Company’s repayment of its term loan in the fourth quarter 2019. These favorable impacts were offset in 2020 by lower gross margins, approximately $664,000 in severance charges, approximately $917,000 in non-cash charges resulting from the adoption of the Company’s remote work policy in the fourth quarter 2020, additional expense associated with the initial implementation of initiatives within the Company’s long-term strategic roadmap, higher commissions and annual company bonus accruals, approximately $1.8 million in unfavorable impact from changes in the warrant liability fair value, and approximately $1.6 million in transaction expense associated with the Company’s now terminated merger with Synacor, Inc.

Cash and cash equivalents totaled approximately $11.9 million as of December 31, 2020, as compared to $10.6 million as of December 31, 2019. The increase in cash and cash equivalents was principally due to positive operating cash flow.

Qumu expects to issue a press release with its full financial results for the fourth quarter and full year 2020 after market on Thursday, March 4, 2021.

2021 Outlook

Qumu provides revenue guidance based on current market conditions and expectations, including the unknown financial impact that COVID-19, and related recovery, will have on economies and enterprises around the world. Based on the Company’s fourth quarter 2020 financial results, pipeline of business and progress toward implementation of the Company’s strategic roadmap, Qumu management expects at least 20% revenue growth in 2021 as compared to 2020. As Qumu continues to expand its SaaS salesforce, the Company’s operating expenses will increase in the first half of 2021 as compared to the first half of 2020 and the Company expects its revenue growth rate to accelerate in the second half of 2021 as compared to the first half of 2021.

Non-GAAP Information

To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA, a non-GAAP measure, which excludes certain items from net loss, a GAAP measure. Adjusted EBITDA excludes items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, foreign currency gains and losses, other non-operating income and expenses, restructuring expenses and transaction-related expenses.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company’s results of operations from the same perspective as management and the Company’s board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

See the attached Supplemental Financial Information for a reconciliation of preliminary net loss, a GAAP measure, to preliminary adjusted EBITDA, a non-GAAP measure, for the fourth quarter and full year ended December 31, 2020 and 2019.

About Qumu

Qumu (Nasdaq: QUMU) is a leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu Cloud platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

Such forward-looking statements include, for example, statements about: the expected use and adoption of video in the enterprise, the Company’s future revenue and operating performance, future product mix, the demand for the Company’s products or software, or the success of initiatives in the Company’s strategic roadmap. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, any subsequently filed Form 10-Q and Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Qumu assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by law.

Company Contact:

Dave Ristow

Chief Financial Officer

Qumu Corporation

Dave.Ristow@qumu.com

+1.612.638.9045

Investor Contact:

Matt Glover or Tom Colton

Gateway Investor Relations

QUMU@gatewayir.com

+1.949.574.3860

QUMU CORPORATION

Supplemental Financial Information

A reconciliation from net loss, a GAAP measure, to adjusted EBITDA, a non-GAAP measure, is as follows:

	Three Months Ended December 31, 2020 (unaudited) (estimated)		Three Months Ended December 31, 2019 (unaudited)	Year Ended December 31, 2020 (unaudited) (estimated)		Year Ended December 31, 2019 (unaudited)
	Low End of Range	High End of Range	Actual	Low End of Range	High End of Range	Actual
Net loss	$(4,313)	$(4,053)	$(1,671)	$(9,535)	$(9,275)	$(6,443)
Interest expense, net	44	29	100	82	67	754
Income tax benefit	(35)	(50)	(61)	(182)	(197)	(194)
Depreciation and amortization expense	307	297	356	1,242	1,232	1,526
EBITDA	(3,997)	(3,777)	(1,276)	(8,393)	(8,173)	(4,357)
Gain on sale of BriefCam, Ltd.	-	-	-	-	-	(41)
Increase (decrease) in fair value of derivative liability	-	-	-	(104)	(104)	-
Loss on extinguishment of debt	-	-	348	-	-	348
Increase (decrease) in fair value of warrant liability	1,102	1,097	(611)	1,832	1,827	141
Other expense (income), net	166	156	157	418	408	125
Stock-based compensation expense	563	558	213	1,183	1,178	857
Restructuring expense	922	917	-	922	917	-
Transaction-related expenses	-	-	-	1,623	1,623	-
Adjusted EBITDA	$(1,244)	$(1,049)	$(1,169)	$(2,519)	$(2,324)	$(2,927)